THE NEW HOME COMPANY REPORTS FULL YEAR AND FOURTH QUARTER 2013 RESULTS

- Net Income of $6.7 Million for Full Year -
- Homes Delivered from All Activities Increased to 424 Homes for Full Year -

Aliso Viejo, California, March 26, 2014. The New Home Company Inc. (NYSE: NWHM) today announced results for the full year and fourth quarter ended December 31, 2013.

Full Year 2013 Highlights Compared to Full Year 2012

•	Net income of $6.7 million, compared to a net loss of $1.4 million

•	Total revenues of $83.2 million, an increase of 50%

•	New home deliveries of 276 (including 194 from fee building projects), an increase of 168%

•	Home sales revenue of $35.7 million, an increase of 47%

•	Adjusted homebuilding gross margin* expanded 470 basis points to 20.2%

•	Fee building revenue grew 68% to $47.6 million

◦	Management fees from unconsolidated joint venture communities ("JVs") were $8.3 million, an increase of 180%

•	Fee building gross margin of $5.2 million, an increase of $3.5 million

•	Equity in net income from JVs of $4.7 million, an increase of $4.4 million

•	New home deliveries from JVs more than tripled to 148

•	Net new home orders from JVs increased 63% to 156

•	Owned or controlled lots, including lots held in JVs and fee building projects, increased 93% to 5,077

Fourth Quarter 2013 Highlights Compared to Fourth Quarter 2012

•	Net income of $3.8 million, an increase of 159%

•	New home deliveries of 69 (including 46 from fee building projects), an increase of 17%

•	Home sales revenue of $10.9 million, a decrease of 8%

•	Adjusted homebuilding gross margin* expanded 650 basis points to 23.3%

•	Fee building revenue was $13.9 million, a decrease of 6%; includes management fees from JVs which increased $2.9 million to $3.9 million

•	Fee building gross margin increased $1.1 million to $2.2 million

•	Equity in net income from JVs of $3.0 million, an increase of $2.5 million

•	New home deliveries from JVs increased 76% to 74

•	Net new home orders from JVs increased 114% to 45

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 12.

"In February 2014, we successfully completed our IPO which provided us a solid foundation for growth as we focus on delivering homes from our pipeline of over 5,000 lots," stated Larry Webb, Chief Executive Officer. "We are extremely excited to have produced such strong growth in our business during 2013. The growth in deliveries and profitability was largely aided by the continued expansion of our homebuilding platform and our focus on acquiring and accessing well-located, premium lots in highly desirable California markets. We expect to expand deliveries from our attractive portfolio of wholly owned communities, while we continue to generate attractive returns from our joint ventures and fee building activities.”

Full year 2013 operating results

Total revenues for 2013 were $83.2 million, compared to $55.4 million in 2012. The increase in total revenues were primarily driven by an increase in home sales revenue and fee building revenue. Net income for 2013 was $6.7 million, compared to a net loss of $1.4 million in the prior year. The improvement in net income was primarily driven by increased homebuilding and fee building gross margins and a $4.4 million increase in equity in net income of JVs.

Wholly Owned Projects

Home sales revenue for 2013 was $35.7 million, compared to $24.2 million in 2012, primarily attributable to an increase in the number of new homes delivered to 82, compared to 53 in the prior year. The average selling price of homes delivered was approximately $435,000, compared to $457,000 in the prior year. The change in the average selling price of homes delivered in 2013 reflects a shift in product mix compared to the prior year. The Company expects that the average selling price will continue to vary from year to year due to the mix of product offered and the timing of deliveries from new communities.

Homebuilding gross margin percentage for 2013 was 18.7%, compared to 14.1% in the prior year. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 20.2%, compared to 15.5% in the prior year, mainly attributable to a shift in product mix to higher margin communities. SG&A expense for 2013 was $8.9 million, compared to $6.2 million in the prior year. As a percent of home sales revenue, SG&A was 24.9%

for 2013, compared to 25.4% in the prior year, with the improvement largely reflecting a decrease in the amount of outside broker commissions in 2013.

New home orders of 72 for 2013 were unchanged, compared to 72 in the prior year. Active selling communities at the end of 2013 of three were unchanged from three at the end of the prior year. At the end of 2013, the number of homes in backlog was 15, representing approximately $11.9 million of backlog dollar value, compared to 26 homes the prior year, representing approximately $10.6 million of backlog dollar value. The average selling price of homes in backlog at the end of 2013 was $791,000, compared to $407,000 at the end of the prior year. The increase in the average selling price of homes in backlog was primarily the result of a change in product mix, driven by the introduction of sales in a higher priced community.

Unconsolidated Joint Ventures (JVs)

The Company's share of net income from JVs for 2013 was $4.7 million, compared to $0.3 million in the prior year.

The following sets forth supplemental information about our JVs. Such information is not included in our financial data for GAAP purposes. Home sales revenue of the JVs was $183.0 million and net income was $35.4 million for 2013, compared to $56.0 million and $8.7 million in 2012, respectively. The increase was primarily attributable to the growth in new home deliveries, which were 148 for 2013, compared to 42 in the prior year. The average selling price of homes delivered by JVs was approximately $1,237,000 compared to $1,334,000 in the prior year. Gross margin percentage generated by the JVs for 2013 was 27.2%, compared to 25.8% in 2012. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 29.0%, compared to 28.2% in the prior year.

New home orders in JVs were 156 for 2013, compared to 96 in the prior year. At the end of 2013, the JVs had 62 homes in backlog, representing approximately $42.6 million of backlog dollar value, compared to 54 homes in the prior year, representing approximately $72.9 million of backlog dollar value. The decrease in backlog dollar value reflects a shift in product mix.

Fee Building Projects

Fee building revenue for 2013 was $47.6 million, compared to $28.3 million in the prior year. New Home collects management fees from its JVs for project-related services, which are reported as fee building revenue. Management fees from JVs were $8.3 million for 2013, compared to $2.9 million in the prior year. The increase in fee building revenue in 2013 compared to the prior year is due to an increase in the number of fee building deliveries and management fees from JVs. At the end of 2013, the Company had 11 fee building projects, compared to three at the end of 2012.

Fee building gross margin for 2013 was $5.2 million, compared to $1.7 million in the prior year, mainly attributable to an increase in management fees from JVs.

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 12.

Fourth quarter 2013 operating results

Total revenues for the fourth quarter 2013 were $24.8 million, compared to $26.7 million in the prior year period. Net income for the fourth quarter 2013 was $3.8 million, compared to $1.5 million, in the prior year period. The improvement in net income was primarily driven by improved homebuilding gross margins and an increase in equity in net income from JVs.

Wholly Owned Projects

Home sales revenue for the fourth quarter 2013 was $10.9 million, compared to $11.9 million in the prior year period and new home deliveries were 23 for both fourth quarter 2013 and 2012. The average selling price of homes delivered was approximately $475,000, compared to $517,000 in the prior year period. The decrease in home sales revenue and change in the average selling price of homes delivered in the fourth quarter 2013 reflects a shift in product mix compared to the prior year period. The Company expects that the average selling price will continue to vary from quarter to quarter due to the mix of product offered and the timing of deliveries from new communities.

Homebuilding gross margin percentage for the fourth quarter 2013 was 21.4%, compared to 15.4% in the prior year period. Adjusted homebuilding gross margin percentage*, which excludes interest in cost of home sales, was 23.3%, compared to 16.8% in the prior year period, mainly attributable to a shift in product mix to higher margin communities. SG&A expense for the fourth quarter 2013 was $3.5 million, compared to $1.9 million in the prior year period. As a percent of home sales, SG&A was 31.9% for the fourth quarter 2013, compared to 15.7% in the prior year period. The increase was largely due to personnel costs arising from the growth in the Company's projects.

New home orders were 6 in the fourth quarter 2013, compared to 21 homes in the prior year period. Active selling communities of three at the end of the period were unchanged from the prior year period.

Unconsolidated Joint Ventures (JVs)

The Company's share of net income from JVs reported by New Home for the fourth quarter 2013 was $3.0 million, compared to $0.5 million in the prior year period.

The following sets forth supplemental information about our JVs. Such information is not included in our financial data for GAAP purposes. Home sales revenue of the JVs was $78.0 million and net income was $15.7 million for the fourth quarter 2013, compared to $56.0 million and $11.3 million in fourth quarter 2012, respectively, primarily attributable to an increase in the number of new homes delivered to 74, compared to 42 in the prior year period. The average selling price of homes delivered in JVs was approximately $1.1 million compared to $1.3 million in the prior year period. Gross margin percentage generated by the JVs for the fourth quarter 2013 was 27.5%, compared to 25.8% in the prior year period. Adjusted homebuilding gross margin percentage* of the JVs, which excludes interest in cost of home sales, was 28.4%, compared to 28.2% in the prior year period.

Our JVs received orders on 45 new homes for the fourth quarter 2013, compared to 21 new homes in the prior year period.

Fee Building Projects

Fee building revenue for the fourth quarter 2013 was $13.9 million, compared to $14.8 million in the prior year period. Management fees from JVs were $3.9 million for the fourth quarter 2013, compared to $1.0 million in the prior year period. The decrease in fee building revenue in the fourth quarter 2013 compared to the fourth quarter 2012 is due to the closeout of one fee building project in 2012, offset partially by several new fee building projects in 2013 that were in the early stages of construction. Fee building gross margin for the fourth quarter 2013 was $2.2 million, compared to $1.1 million in the prior year period, mainly attributable to an increase in management fees from JVs.

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 12.

Subsequent Events

In February 2014, the Company closed its initial public offering pursuant to which it sold 8,984,375 shares of common stock (including 1,171,875 shares sold pursuant to the underwriters’ exercise of their option to purchase additional shares) at a public offering price of $11.00 per share. In accordance with the terms of the initial public offering, with net proceeds received from the underwriters’ exercise of their option to purchase an additional 1,171,875 shares, the Company repurchased 1,171,875 shares of common stock from one of its stockholders issued to them in connection with the Company's formation transaction. The Company raised approximately $75.9 million in net proceeds after deducting underwriting discounts and commissions, other offering expenses and expenses related to the repurchase. Upon completion of the IPO, the Company had 16,448,750 common shares outstanding.

About The New Home Company

New Home is a new generation homebuilder focused on the design, construction and sale of innovative and consumer-driven homes in major metropolitan areas within select growth markets in California, including coastal Southern California, the San Francisco Bay area and metro Sacramento. The Company is headquartered in Aliso Viejo, California. For more information about the Company and its new home developments, please visit the Company's website at www.NWHM.com.

Forward-Looking Statements

Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this press release speak only as of the date of this release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation; a downturn in the homebuilding industry; continued volatility and uncertainty in the credit markets and broader financial markets; our future operating results and financial condition; our business operations; changes in our business and investment strategy; availability of land to acquire and our ability to acquire such land on favorable terms or at all; availability, terms and deployment of capital; continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market; shortages of or increased prices for labor, land or raw materials used in housing construction; delays in land development or home construction resulting from adverse weather conditions or other events outside our control; the cost and availability of insurance and surety bonds; changes in, or the failure or inability to comply with, governmental laws and regulations; the timing of receipt of regulatory approvals and the opening of projects; the degree and nature of our competition; our leverage and debt service obligations; availability of qualified personnel and our ability to retain our key personnel; and additional factors discussed under the sections captioned “Risk Factors” included in our annual report filed with the Securities and Exchange Commission ("SEC").

Contact:

Investor Relations:
949-382-7838
investorrelations@thenewhomecompany.com

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Operating Data:
Revenues	$24,804	$26,678	$(1,874)	$83,228	$55,407	$27,821
Home sales	$10,928	$11,895	$(967)	$35,663	$24,198	$11,465
Homebuilding gross margin	$2,335	$1,836	$499	$6,683	$3,419	$3,264
Homebuilding gross margin %	21.4%	15.4%	6.0%	18.7%	14.1%	4.6%
Adjusted homebuilding gross margin % *	23.3%	16.8%	6.5%	20.2%	15.5%	4.7%
Fee building revenue (1)	$13,876	$14,783	$(907)	$47,566	$28,269	$19,297
Fee building gross margin	$2,222	$1,121	$1,101	$5,248	$1,764	$3,484
Fee building gross margin %	16.0%	7.6%	8.4%	11.0%	6.2%	4.8%
Equity in net income of unconsolidated joint ventures	$3,046	$533	$2,513	$4,735	$349	$4,386
Net income (loss)	$3,789	$1,466	$2,323	$6,706	$(1,352)	$8,058
Adjusted EBITDA *	$4,527	$1,979	$2,548	$9,096	$70	$9,026
Interest incurred and capitalized to inventory	$246	$275	$(29)	$1,060	$639	$421
Interest in cost of home sales	$202	$164	$38	$550	$328	$222
Other Data:
New home orders	6	21	(15)	72	72	—
New homes delivered	23	23	—	82	53	29
Average selling price of homes delivered	$475	$517	$(42)	$435	$457	$(22)
Selling communities at end of period	3	3	—	3	3	—
Backlog (est. dollar value)	$11,867	$10,593	$1,274
Backlog (homes)	15	26	(11)
Average selling price in backlog	$791	$407	$384

	December 31,
	2013	2012	Change
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$9,672	$6,152	$3,520
Real estate inventories	$45,350	$39,269	$6,081
Lots owned and controlled (2)	5,077	2,626	2,451
Notes payable	$17,883	$17,722	$161
Members' equity - company partners	$64,356	$35,575	$28,781
Book capitalization	$82,239	$53,297	$28,942
Ratio of debt-to-capital	21.7%	33.3%	(11.6)%
Ratio of net debt-to-capital *	11.3%	24.5%	(13.2)%
(1) Fee building revenue includes management fees from unconsolidated joint ventures of $3.9 million and $1.0 million for the three months ended December 31, 2013 and 2012, respectively, and $8.3 million and $2.9 million for the years ended December 31, 2013 and 2012, respectively.
(2) Includes lots owned and controlled through joint ventures and fee building agreements.
* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 12.

KEY OPERATIONS AND FINANCIAL DATA - UNCONSOLIDATED JOINT VENTURES
(dollars in thousands)
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Operating Data:
Home sales	$78,037	$56,019	$22,018	$183,038	$56,019	$127,019
Homebuilding gross margin	$21,468	$14,470	$6,998	$49,728	$14,470	$35,258
Homebuilding gross margin %	27.5%	25.8%	1.7%	27.2%	25.8%	1.4%
Adj homebuilding gross margin % *	28.4%	28.2%	0.2%	29.0%	28.2%	0.8%
Net income	$15,666	$11,332	$4,334	$35,434	$8,653	$26,781
Interest incurred and capitalized to inventory	$1,144	$635	$509	$3,495	$1,996	$1,499
Interest in cost of home sales	$701	$1,358	$(657)	$3,257	$1,358	$1,899
Other Data:
New home orders	45	21	24	156	96	60
New homes delivered	74	42	32	148	42	106
Average selling price of homes delivered	$1,055	$1,334	$(279)	$1,237	$1,334	$(97)
Selling communities at end of period	6	3	3	6	3	3
Backlog (est. dollar value)	$42,570	$72,921	$(30,351)
Backlog (homes)	62	54	8
Average selling price in backlog	$687	$1,350	$(663)

	December 31,
	2013	2012	Change
Balance Sheet Data:
Cash, cash equivalents and restricted cash	$19,650	$8,605	$11,045
Real estate inventories	$266,317	$163,595	$102,722
Lots owned and controlled	2,973	1,808	1,165
Notes payable	$68,594	$36,722	$31,872
The Company's equity	$32,270	$12,424	$19,846
Other partners' equity	$171,762	$116,158	$55,604
Book capitalization	$272,626	$165,304	$107,322

* See "Reconciliation of Non-GAAP Financial Measures" beginning on page 12.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
	(unaudited)
Assets
Cash and cash equivalents	$9,541,361	$6,007,928
Restricted cash	130,215	144,120
Contracts and accounts receivable	7,178,241	6,049,676
Due from affiliates	558,421	51,160
Real estate inventories	45,350,479	39,268,764
Investment in unconsolidated joint ventures	32,269,546	12,424,229
Property and equipment, net of accumulated depreciation	481,506	323,139
Other assets	3,439,527	241,700
Total assets	$98,949,296	$64,510,716

Liabilities and members’ equity
Accounts payable	$8,687,702	$7,955,033
Accrued expenses and other liabilities	6,851,162	3,259,091
Notes payable to member	—	1,000,000
Notes payable	17,883,338	16,721,878
	33,422,202	28,936,002

Members’ equity	64,355,719	35,574,714
Noncontrolling interest in subsidiary	1,171,375	—
Total equity	65,527,094	35,574,714
Total liabilities and equity	$98,949,296	$64,510,716

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Home sales	$10,927,899	$11,894,602	$35,662,980	$24,197,956
Fee building, including overhead fees from unconsolidated joint ventures	13,875,643	14,783,051	47,565,505	28,268,675
Land sales	—	—	—	2,940,100
	24,803,542	26,677,653	83,228,485	55,406,731
Expenses:
Cost of homes sales	8,593,168	10,058,954	28,979,493	20,779,338
Cost of fee building	11,653,839	13,661,939	42,317,737	26,505,042
Cost of land sales	—	—	—	3,261,891
Abandoned project costs	385,324	169,302	874,719	408,642
Selling and marketing	499,196	580,987	1,771,771	1,677,058
General and administrative	2,985,170	1,280,664	7,107,518	4,474,949
	24,116,697	25,751,846	81,051,238	57,106,920
Equity in net income of unconsolidated joint ventures	3,045,565	532,636	4,735,224	349,445
Guaranty fee income	28,389	28,390	113,562	85,172
Other income (expense), net	3,648	953	(30,142)	(15,048)
Income (loss) before taxes	3,764,447	1,487,786	6,995,891	(1,280,620)
Income tax benefit (provision)	24,927	(21,712)	(290,386)	(71,255)
Net income (loss)	3,789,374	1,466,074	6,705,505	(1,351,875)
Net loss attributable to noncontrolling interests	500	—	500	—
Net income (loss) attributable to The New Home Company LLC	$3,789,874	$1,466,074	$6,706,005	$(1,351,875)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Operating activities:
Net income (loss)	$3,789,374	$1,466,074	$6,705,505	$(1,351,875)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	56,337	39,760	200,343	138,833
Abandoned project costs	385,324	169,302	874,719	408,642
Equity in net income of unconsolidated joint ventures	(3,045,565)	(532,636)	(4,735,224)	(349,445)
Distributions of earnings from unconsolidated joint ventures	4,560,041	451,504	6,930,433	451,504
Amortization of equity based compensation	118,750	118,750	475,000	475,000
Net changes in operating assets and liabilities:
Restricted cash	4,305	(46,088)	13,905	(67,033)
Contracts and accounts receivable	(2,702,575)	(2,551,726)	(1,128,565)	(5,990,359)
Due from affiliates	58,768	(29,222)	(507,261)	(10,611)
Real estate inventories	(4,219,368)	2,408,450	(21,753,355)	(1,286,833)
Other assets	(583,290)	29,192	(3,197,827)	(91,992)
Accounts payable	1,668,909	3,281,445	732,669	7,512,987
Accrued expenses and other liabilities	2,003,330	854,960	3,592,071	1,174,398
Net cash provided by (used in) operating activities	2,094,340	5,659,765	(11,797,587)	1,013,216
Investing activities:
Purchases of property and equipment	(61,986)	(100,183)	(358,710)	(218,764)
Contributions to unconsolidated joint ventures	(2,788,445)	(3,645,705)	(22,027,797)	(10,431,175)
Distributions of equity from unconsolidated joint ventures	4,921,431	2,759,471	13,901,067	2,759,471
Net cash provided by (used) in investing activities	2,071,000	(986,417)	(8,485,440)	(7,890,468)
Financing activities:
Borrowings from notes payable	11,124,151	5,384,923	25,007,720	10,828,173
Repayments of notes payable	(10,215,966)	(6,846,801)	(23,846,260)	(12,989,757)
Proceeds from issuance of unsecured note to member	—	1,000,000	1,055,000	1,000,000
Cash contributions from members	—	—	21,600,000	8,600,000
Net cash provided by (used in) financing activities	908,185	(461,878)	23,816,460	7,438,416
Net increase in cash and cash equivalents	5,073,525	4,211,470	3,533,433	561,164
Cash and cash equivalents – beginning of period	4,467,836	1,796,458	6,007,928	5,446,764
Cash and cash equivalents – end of period	$9,541,361	$6,007,928	$9,541,361	$6,007,928
Supplemental disclosures of cash flow information
Interest paid, net of amounts capitalized	$—	$—	$—	$—
Taxes paid	$28,492	$3,380	$245,014	$3,380

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In this earnings release, we utilize certain non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they, and similar measures, are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful, as it isolates the impact leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Year Ended December 31,
	2013	%	2012	%
Homebuilding
Home sales	$35,662,980	100.0%	$24,197,956	100.0%
Cost of home sales	28,979,493	81.3%	20,779,338	85.9%
Homebuilding gross margin	6,683,487	18.7%	3,418,618	14.1%
Add: interest in cost of home sales	549,971	1.5%	328,245	1.4%
Adjusted homebuilding gross margin	$7,233,458	20.2%	$3,746,863	15.5%
Homebuilding gross margin percentage	18.7%		14.1%
Adjusted homebuilding gross margin percentage	20.2%		15.5%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$183,038,268	100.0%	$56,018,517	100.0%
Cost of home sales	133,310,014	72.8%	41,548,236	74.2%
Homebuilding gross margin	49,728,254	27.2%	14,470,281	25.8%
Add: interest in cost of home sales	3,256,806	1.8%	1,358,380	2.4%
Adjusted homebuilding gross margin	$52,985,060	29.0%	$15,828,661	28.2%
Homebuilding gross margin percentage	27.2%		25.8%
Adjusted homebuilding gross margin percentage	29.0%		28.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

	Three Months Ended December 31,
	2013	%	2012	%
Homebuilding
Home sales	$10,927,899	100.0%	$11,894,602	100.0%
Cost of home sales	8,593,168	78.6%	10,058,954	84.6%
Homebuilding gross margin	2,334,731	21.4%	1,835,648	15.4%
Add: interest in cost of home sales	202,399	1.9%	163,513	1.4%
Adjusted homebuilding gross margin	$2,537,130	23.3%	$1,999,161	16.8%
Homebuilding gross margin percentage	21.4%		15.4%
Adjusted homebuilding gross margin percentage	23.3%		16.8%

Unconsolidated Joint Ventures - Homebuilding
Home sales	$78,036,520	100.0%	$56,018,517	100.0%
Cost of home sales	56,568,488	72.5%	41,548,236	74.2%
Homebuilding gross margin	21,468,032	27.5%	14,470,281	25.8%
Add: interest in cost of home sales	701,120	0.9%	1,358,380	2.4%
Adjusted homebuilding gross margin	$22,169,152	28.4%	$15,828,661	28.2%
Homebuilding gross margin percentage	27.5%		25.8%
Adjusted homebuilding gross margin percentage	28.4%		28.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	December 31,
	2013	2012
Notes payable	$17,883,338	$17,721,878
Members’ equity	64,355,719	35,574,714
Total capital	$82,239,057	$53,296,592
Ratio of debt-to-capital (1)	21.7%	33.3%
Notes payable	$17,883,338	$17,721,878
Less: cash, cash equivalents and restricted cash	9,671,576	6,152,048
Net debt	8,211,762	11,569,830
Members’ equity - company partners	64,355,719	35,574,714
Total capital	$72,567,481	$47,144,544
Ratio of net debt-to-capital (2)	11.3%	24.5%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing notes payable by the sum of total notes payable plus members’ equity.

(2)
The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is notes payable less cash) by the sum of net debt plus members’ equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital. We believe the ratio of net debt-to-capital is a relevant financial measure for investors to understand the leverage employed in our operations and as an indicator of our ability to obtain financing. We believe that by deducting our cash from our notes payable, we provide a measure of our indebtedness that takes into account our cash liquidity. We believe this provides useful information as the ratio of debt-to-capital does not take into account our liquidity and we believe that the ratio net of cash provides supplemental information by which our financial position may be considered. Investors may also find this to be helpful when comparing our leverage to the leverage of our competitors that present similar information.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)
The following table calculates the non-GAAP measure of Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization and (d) expensing of previously capitalized interest included in costs of home sales. Adjusted EBITDA is defined as EBITDA before non-recurring, non-cash charges, and stock-based compensation expense. Other companies may calculate Adjusted EBITDA (or similarly titled measures) differently. We believe Adjusted EBITDA is useful in measuring the Company’s ability to service debt and obtain financing.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net income (loss)	$3,789,374	$1,466,074	$6,705,505	$(1,351,875)
Interest expense:
Interest incurred	246,181	274,621	1,059,875	639,103
Interest capitalized	(246,181)	(274,621)	(1,059,875)	(639,103)
Interest in cost of home sales	202,399	163,513	549,971	328,245
Provision for income taxes	(24,927)	21,712	290,386	71,255
Depreciation and amortization	56,337	39,760	200,343	138,833
EBITDA	4,023,183	1,691,059	7,746,205	(813,542)
Abandoned project costs	385,324	169,302	874,719	408,642
Amortization of stock-based compensation	118,750	118,750	475,000	475,000
Adjusted EBITDA	$4,527,257	$1,979,111	$9,095,924	$70,100
The following table reconciles net cash used in operating activities, as reported and prepared in accordance with GAAP, to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$2,094,340	$5,659,765	$(11,797,587)	$1,013,216
Interest in cost of home sales	202,399	163,513	549,971	328,245
Income tax (benefit) provision	(24,927)	21,712	290,386	71,255
Equity in net income of unconsolidated joint ventures	3,045,565	532,636	4,735,224	349,445
Distributions of earnings from unconsolidated joint ventures	(4,560,041)	(451,504)	(6,930,433)	(451,504)
Changes in operating assets and liabilities:
Restricted cash	(4,305)	46,088	(13,905)	67,033
Contracts and accounts receivable	2,702,575	2,551,726	1,128,565	5,990,359
Due from affiliates	(58,768)	29,222	507,261	10,611
Real estate inventories	4,219,368	(2,408,450)	21,753,355	1,286,833
Other assets	583,290	(29,192)	3,197,827	91,992
Accounts payable	(1,668,909)	(3,281,445)	(732,669)	(7,512,987)
Accrued expenses and other liabilities	(2,003,330)	(854,960)	(3,592,071)	(1,174,398)
Adjusted EBITDA	$4,527,257	$1,979,111	$9,095,924	$70,100